UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2023

BrightView Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38579	46-4190788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

980 Jolly Road

Blue Bell, Pennsylvania 19422

(484) 567-7204

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol (s)	Name of exchange on which registered
Common Stock, $0.01 par value	BV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

Issuance and Sale of Series A Convertible Preferred Stock

On August 28, 2023 (the “Closing Date”), BrightView Holdings, Inc. (the “Company”) entered into an Investment Agreement (the “Investment Agreement”) with each of Birch Equity Holdings, LP, a Delaware limited partnership, and Birch-OR Equity Holdings, LLC, a Delaware limited liability company (together, the “Investors”), pursuant to which the Company issued and sold, in a private placement, an aggregate of 500,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), for an aggregate purchase price of $500 million (the “Issuance”).

The Company will use 90% of the proceeds of the Issuance to prepay the outstanding principal amount of the Company’s debt under its Credit Agreement, dated as of December 18, 2013, by and among the Company, its subsidiary BrightView Landscapes, LLC and the lenders or other financial institutions or entities from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, as amended, within fifteen days of the Closing Date.

Designation of Series A Preferred Stock

The Series A Preferred Stock ranks senior to the shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. The Series A Preferred Stock initially has a liquidation preference of $1,000 per share. Holders of the Series A Preferred Stock are entitled to a dividend at the rate of 7.0% per annum (the “Dividend”), compounding quarterly, paid in kind or paid in cash, at the Company’s election. For any quarter in which the Company elects not to pay the Dividend in cash, such Dividend will become part of the liquidation preference of each such share of Series A Preferred Stock (“Compounded Dividends”), as set forth in the Certificate of Designations, which was filed with the Secretary of State of the State of Delaware on the Closing Date, designating the Series A Preferred Stock (the “Certificate of Designations”).

Conversion Rights

The Series A Preferred Stock is convertible, in whole or in part, at the option of the holders upon the later of (i) the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (ii) the twentieth (20th) calendar day following the mailing of the Information Statement (as defined below) to the holders of Common Stock (the “Conversion/Voting Condition”) into shares of Common Stock at an initial conversion price of approximately $9.44 per share of Series A Preferred Stock (the “Initial Conversion Price”) and an initial conversion rate of 105.9322 shares of Common Stock per share of Series A Preferred Stock, subject to certain anti-dilution adjustments as set forth in the Certificate of Designations; provided that if by the date that is six (6) months after the Closing Date, the applicable waiting period under the HSR Act has not expired or twenty (20) calendar days have not passed since the mailing of the Information Statement (as defined below) to the holders of Common Stock, then from and after the date that is six (6) months after the Closing Date, (x) if the applicable waiting period under the HSR Act has not expired, the Conversion/Voting Condition shall be deemed satisfied with respect to the exercise by a holder of any conversion rights that is below the applicable threshold requiring clearance under the HSR Act and (y) if the applicable waiting period under the HSR Act has expired, but twenty (20) calendar days have not passed since the mailing of the Information Statement to the holders of Common Stock, the Conversion/Voting Condition shall be deemed satisfied with respect to the exercise by a holder of any conversion rights that would result in the holder holding up to 25% of the then issued and outstanding Common Stock.

So long as a shelf registration statement on Form S-3 with respect to the Common Stock into which the Series A Convertible Preferred is convertible is in effect, at any time after the third anniversary of the Closing Date, if (i) the volume weighted average price of the Common Stock exceeds 200% of the Initial Conversion Price, as may be adjusted pursuant to the Certificate of Designations (the “Mandatory Conversion Price”), for at least twenty (20) trading days in any period of thirty (30) consecutive trading days and (ii) either (x) the volume weighted average price per share of Common Stock is greater than the Mandatory Conversion Price on the trading day immediately prior to the date the Company sends the applicable notice of mandatory conversion or (y) the Company has not filed a press release or report under the Securities Exchange Act of 1934, as amended, between the last trading day in such thirty (30) day trading period where the volume weighted average price per share of Common Stock is greater than the Mandatory Conversion Price and the date the Company sends the applicable notice of mandatory conversion, then the Company may elect to convert all or any portion of the Series A Preferred Stock into the relevant number of shares of Common Stock.

Notwithstanding the foregoing, pursuant to the terms of the Certificate of Designations, in no event shall the Series A Preferred Stock be convertible into Common Stock in a manner that would result in the Investors, their permitted transferees and affiliates holding more than 49% (together with any shares of Common Stock otherwise held by the Investors, permitted transferees and their affiliates) of the then issued and outstanding Common Stock (the “Conversion Limitation”).

Voting and Consent Rights

Under the Certificate of Designations, following the satisfaction of the Conversion/Voting Condition, holders of the Series A Preferred Stock will be entitled to vote with the holders of the Common Stock on an as-converted basis (subject to the Conversion Limitation); provided that notwithstanding the foregoing, if by the date that is six (6) months after the Closing Date, the applicable waiting period under the HSR Act has not expired or twenty (20) days have not passed since the mailing of the Information Statement to the holders of record of Common Stock on the Record Date, then from and after the date that is six (6) months after the Closing Date, (i) if the applicable waiting period under the HSR Act has not expired, the Conversion/Voting Condition shall be deemed satisfied with respect to the exercise by a holder of any as-converted voting rights that is below the applicable threshold requiring clearance under the HSR Act and (ii) if the applicable waiting period under the HSR Act has expired but twenty (20) days have not passed since the mailing of this Information Statement to the holders of record of Common Stock on the Record Date, the Conversion/Voting Condition shall be deemed satisfied with respect to the exercise by a holder of Series A Preferred Stock of any as-converted voting rights that would result in such holder having voting rights up to 25% of the then issued and outstanding Common Stock. Holders of the Series A Preferred Stock will be entitled to a separate class vote with respect to, among other things, amendments to the Company’s organizational documents that have an adverse effect on the Series A Preferred Stock, authorizations or issuances by the Company of securities that are senior to, or equal in priority with, the Series A Preferred Stock, increases or decreases in the number of authorized shares of Series A Preferred Stock after the Issuance, certain mergers or consolidations of the Company and certain restricted acquisitions.

Redemption Rights

At any time following the fourth (4th) anniversary of the Closing Date, the Company may redeem some or all of the Series A Preferred Stock for a per share amount in cash equal to the greater of: (1) (i) the sum of (x) the then current liquidation preference thereof, plus (y) all accrued and unpaid dividends, multiplied by (ii) (A) 105% if the redemption occurs at any time on or after the fourth (4th) anniversary of the Closing Date and prior to the fifth (5th) anniversary of the Closing Date, (B) 103% if the redemption occurs at any time on or after the fifth (5th) anniversary of the Closing Date and prior to the sixth (6th) anniversary of the Closing Date, and (C) 100% if the redemption occurs at any time on or after the sixth (6th) anniversary of the Closing Date and (2) the arithmetic average of the volume weighted price per share of Common Stock for each of the ten (10) consecutive full trading days ending on, and including the trading days immediately preceding the redemption date, of the Common Stock into which such Series A Preferred Stock could be converted (without regard to any limitations on conversions set forth in the Certificate of Designations).

Change of Control

Upon certain change of control events involving the Company, the holders of the Series A Preferred Stock may, at such holder’s election, convert all or a portion of its shares of Series A Preferred Stock into Common Stock at the then-current conversion price; provided that if a holder does not make such election with respect to all of its shares of Series A Preferred Stock, the Company shall redeem such of Series A Preferred Stock not so converted at a purchase price per share of Series A Preferred Stock equal to the greater of (x)  (A) the then-current liquidation preference thereof plus (B) all accrued and unpaid dividends and (y) the amount of cash and the fair market value of any other property that the holder would have received if such holder had converted such share of Series A Preferred Stock into Common Stock immediately prior to such change of control event.

Governance Rights

Pursuant to the Investment Agreement, the Company has also agreed to increase the size of its board of directors (the “Board”) in order to elect, as of the Closing Date, two (2) individuals designated by the Investors (the “Designees”) to the Board for a term expiring at the Company’s 2024 annual meeting of stockholders. For so long as the Investors or their respective affiliates beneficially own at least 60% of the shares of Series A Preferred Stock purchased in the Issuance (or underlying shares of Common Stock to be issued on conversion of the Series A Preferred Stock), the Investors will have the right to designate two Designees for election to the Board. After the Investors cease to beneficially own at least 60% of the shares of Series A Preferred Stock purchased in the Issuance (or underlying shares of Common Stock to be issued on conversion of the Series A Preferred Stock), the Investors will have the right to designate one Designee for election to the Board. The Investors shall no longer be entitled to designate any Designees for election to the Board after the Investors cease to own at least 20% of the shares of Series A Preferred Stock purchased in the Issuance (or underlying shares of Common Stock to be issued on conversion of the Series A Preferred Stock). The Company’s obligation to have any Designee elected to the Board or to nominate any Designee shall in each case be subject to the qualifications set forth in the Investment Agreement. The Information contained in Item 5.02 with respect to the initial two Designees is incorporated herein by reference.

Standstill and Transfer Restrictions

Pursuant to the Investment Agreement, the Investors will be subject to certain standstill restrictions, including that the Investors will be restricted from acquiring additional equity securities of the Company, until the later of six months after which the Investors or their respective affiliates no longer collectively own at least 10% of the Series A Preferred Stock (or underlying Common Stock to be issued on conversion of the Series A Preferred Stock) acquired by them on the Closing Date. Subject to certain exceptions, the Investors will also be restricted from transferring the Series A Preferred Stock or any shares of Common Stock issued on conversion of the Series A Preferred Stock until the twelve (12) month anniversary of the Closing Date (the “Lock-Up Period”).

The foregoing descriptions of the Series A Preferred Stock, Certificate of Designations and Investment Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Certificate of Designations and Investment Agreement filed as Exhibit 3.1 and 10.1, respectively, to this Current Report on Form 8-K, and incorporated herein by reference.

The Investment Agreement has been filed as Exhibit 10.1 to this Current Report on Form 8-K to provide investors and securityholders with information regarding its terms and conditions. It is not intended to provide any other information about the Investors or the Company. The Investment Agreement contains representations, warranties, and covenants of the parties thereto made to and solely for the benefit of each other, and such representations, warranties, and covenants may be subject to materiality and other qualifiers applicable to the contracting parties that differ from those that may be viewed as material to investors. The assertions embodied in those representations, warranties, and covenants are qualified by information in a confidential disclosure letter that the Company delivered in connection with the execution of the Investment Agreement and were made as of the date of the Investment Agreement, except those made as of a specified date. Accordingly, investors and securityholders should not rely on the representations, warranties, and covenants as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Investment Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Registration Rights Agreement

On the Closing Date, in connection with the Issuance, the Company and the Investors entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company has agreed to provide to the Investors and each other holder party thereto from time to time (each a “Holder”), following the Lock-Up Period, certain customary registration rights with respect to each Holder’s shares of Series A Preferred Stock and shares of Common Stock issued in connection with any future conversion of such Holder’s shares of Series A Preferred Stock (together, the “Registrable Securities”).

Under the Registration Rights Agreement, the Company is required, no later than the expiration of the Lock-Up Period to file a shelf registration statement on Form S-3 covering the resale of all Registrable Securities, and to use reasonable best efforts to have the shelf registration statement declared effective and to maintain the effectiveness of such shelf registration statement. The Holders have the right to request up to three underwritten take-downs, with anticipated gross proceeds equal to at least $75 million per underwritten take-down, off of the shelf registration statement during any 365-day period (subject to certain cut-back priorities) and the Holders have the right to request unlimited non-underwritten take-downs. Additionally, the Registration Rights Agreement grants each Holder customary demand and “piggyback” registration rights for Registrable Securities. The Registration Rights Agreement permits the Company to postpone the filing or use of a registration statement for a period not to exceed 75 days (such period, a “Postponement Period”) if the filing or continued use of the registration statement would, in the good faith judgment of the Board (after consultation with external legal counsel) (i) require the Company to disclose material non-public information that, in the Company’s good faith judgment (after consultation with external legal counsel), the Company has a bona fide business purpose for not disclosing publicly or (ii) materially interfere with any material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction involving the Company or any of its subsidiaries then under consideration. There will not be more than one Postponement Period in any 180-day period.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Registration Rights Agreement filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Waiver of Rights under the Stockholders Agreement

On August 28, 2023, in connection with the Issuance, the KKR Stockholder delivered a waiver letter to the Company (the “KKR Waiver of Rights Letter”) in which the KKR Stockholder waived all of its consent rights under the stockholders agreement, dated as of June 27, 2018, between the Company, the KKR Stockholder and the other parties thereto from time to time (as amended, the “Stockholders Agreement”) and its right to appoint more than two directors to the Board thereunder.

The foregoing description of the KKR Waiver of Rights Letter does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the KKR Waiver of Rights Letter filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02.  Unregistered Sales of Equity Securities

The information contained in Item 1.01 with respect to the Investment Agreement and Certificate of Designations is incorporated herein by reference. Initially, a maximum of 52,966,100 shares of Common Stock may be issued upon conversion of the Series A Preferred Stock, based on the initial conversion rate of 105.9322 shares of Common Stock per share of Series A Preferred Stock, which is subject to adjustment as set forth in the Certificate of Designations.

The Issuance is exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Investors represented to the Company that each of them is an “accredited investor” as defined in Rule 501 of the Securities Act and that the Series A Preferred Stock is being acquired for investment purposes and not with a view to, or for sale in connection with, any distribution thereof.

Item 3.03.  Material Modification to Rights of Security Holders

The information contained in Item 1.01 with respect to the Investment Agreement, Certificate of Designations, Registration Rights Agreement, and KKR Waiver of Rights Letter and in Item 5.03 with respect to the Certificate of Designations is incorporated herein by reference.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

Pursuant to the Investment Agreement, on August 28, 2023, the Board increased the size of the Board to ten (10) directors and Joshua D. Goldman and Kurtis T. Barker, individuals designated by the Investors under the terms of the Investment Agreement, were appointed to the Board, effective immediately following the Issuance. Messrs. Goldman and Barker will each serve for a term expiring at the 2024 annual meeting of the Company’s stockholders and until their successors are duly elected and qualified. Additionally, effective immediately following the Issuance, Mr. Goldman was appointed to the Compensation Committee of the Board and Mr. Barker was appointed to the Nominating and Corporate Governance Committee of the Board (the “N&CG Committee”) and Frank Lopez and Paul E. Raether were removed from the N&CG Committee. Messrs. Goldman and Barker will not receive any compensation for their service on the Board other than reimbursement from the Company for their reasonable out-of-pocket expenses incurred in connection with performing their respective duties as a member of the Board and any committee thereof. There are no transactions in which Mr. Goldman or Mr. Barker has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In connection with the Issuance, the Company entered into indemnification agreements with Messrs. Goldman and Barker and will enter into new indemnification agreements with our other directors and certain officers after the Closing Date, the form of which is filed as Exhibit 10.3 to this Current Report on Form 8-K (the “Form Director Indemnification Agreement”). These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The indemnification provided under the indemnification agreements will not be exclusive of any other indemnity rights. These indemnification agreements, when entered into, will supersede any indemnification agreements previously entered into by us and any such individuals.

The foregoing description of the Form Director Indemnification Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Form Director Indemnification Agreement filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

The information contained in Item 1.01 with respect to the Investment Agreement is incorporated herein by reference.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws

Certificate of Designations Designating the Series A Preferred Stock

On August 28, 2023, the Company filed with the Secretary of State of the State of Delaware the Certificate of Designations establishing the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the shares of Series A Preferred Stock. The Certificate of Designations became effective upon filing.

The information contained in Item 1.01 with respect to the Series A Preferred Stock and the Certificate of Designations is incorporated herein by reference. The foregoing description of the terms of the Series A Preferred Stock, the Certificate of Designations and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Certificate of Designations filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.07.  Submission of Matters to a Vote of Security Holders

The Issuance, the Certificate of Designations, and the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock were approved by the Board on August 25, 2023. Section 312.03(d) of the New York Stock Exchange Listed Company Manual (the “NYSE Rule”) requires stockholder approval for transactions that the New York Stock Exchange (the “NYSE”) considers a “change of control.” While the NYSE Rule does not define “change of control,” based on discussions with the staff of the NYSE, we believe that the initial Issuance may not be considered a “change of control” but that one could be triggered in the event that the Company elects to pay dividends as Compounded Dividends rather than in cash. Accordingly, prior to the Issuance, the Company sought and obtained the approval of the KKR Stockholder for the Issuance and the terms and conditions of the Series A Preferred Stock, including the payment Compounded Dividends following the initial Issuance and the issuance of our Common Stock upon conversion of the Series A Preferred Stock (collectively, the “Transactions”). On August 25, 2023 (the “Record Date”), the KKR Stockholder was the beneficial owner of 54.2% of our issued and outstanding Common Stock and acted by written consent in lieu of a special meeting of stockholders to approve the Transactions, in accordance with the Company’s Third Amended and Restated Certificate of Incorporation (the “Shareholder Consent”).

The Company intends to prepare and file a preliminary and definitive Schedule 14C Information Statement (the “Information Statement”) with the Securities and Exchange Commission regarding the Shareholder Consent. For the purposes of the NYSE Rule, the Series A Preferred Stock will not be permitted to convert into Common Stock or vote on an as-converted basis with the Common Stock until such date that is at least twenty (20) calendar days after the Information Statement is mailed to stockholders of record as of the Record Date , subject to certain exceptions as described in the Certificate of Designations that would not require stockholder approval under the NYSE Rule. This Current Report on Form 8-K shall not constitute a solicitation of a proxy or consent with respect to the Issuance.

Item 7.01.  Regulation FD Disclosure

On August 28, 2023, the Company issued a press release (the “Press Release”) relating to the completion of the transactions contemplated by the Investment Agreement. A copy of the Press Release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8 K.

This information is furnished pursuant to Item 7.01 of Form 8-K. The information in this Item 7.01 and in Exhibit 99.1 hereto shall not be treated as filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended. The furnishing of the information in this Item 7.01 is not intended to, and does not constitute a representation that such furnishing is required by Regulation FD or that the information in this Item 7.01 is material information that is not otherwise publicly available.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

Exhibit Number	Description
3.1	Certificate of Designations of Series A Convertible Preferred Stock
4.1	KKR Waiver of Rights Letter, dated as of August 28, 2023, delivered by KKR BrightView Aggregator L.P.
10.1	Investment Agreement, dated as of August 28, 2023, by and among BrightView Holdings, Inc., Birch Equity Holdings, LP and Birch-OR Equity Holdings, LLC
10.2	Registration Rights Agreement, dated as of August 28, 2023, by and among BrightView Holdings, Inc., Birch Equity Holdings, LP and Birch-OR Equity Holdings, LLC
10.3	Form of Director Indemnification Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

The following exhibit is furnished herewith:

Exhibit Number	Description
99.1	Press Release issued by BrightView Holdings, Inc. on August 28, 2023

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BrightView Holdings, Inc.

Date: August 28, 2023	By:	/s/ Jonathan M. Gottsegen
	Name:	Jonathan M. Gottsegen
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary